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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


SED International, Inc., a Georgia corporation

SED Magna (Miami), Inc., a Delaware corporation

SED International do Brasil Distribuidora Ltda, a Brazilian corporation

SED International de Colombia Ltda, a Colombian corporation

Intermaco S.R.L., an Argentinean corporation

E-store.com, Inc., a Georgia corporation (discontinued operations in fiscal year 2002)